                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: Aberdeen Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         5 Tower Bridge
         300 Barr Harbor Drive, Suite 300
         West Conshohocken, PA 19428

Telephone Number (including area code):  (610) 238 3600

Name and address of agent for service of process:

         Lucia Sitar, Esquire
         c/o Aberdeen Asset Management Inc
         1735 Market Street, 37th Floor
         Philadelphia, PA 19103

With copies of Notices and Communications to:

         Barbara A. Nugent, Esquire
         Stradley Ronon Stevens & Young, LLP
         2600 One Commerce Square
         Philadelphia, PA 19103

Check Appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES [X] NO [ ]

                                    SIGNATURE

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the sole trustee of the registrant has caused this  notification  of registration to be duly signed on behalf of the registrant in the city of  Philadelphia  and the state of Pennsylvania on the 12th day of October, 2007.

                                          Aberdeen Funds
                                          (REGISTRANT)

                                      By: /s/Gary Bartlett
                                          Gary Bartlett
                                          Sole Trustee

Attest: /s/Jennifer A. Nichols